Exhibit 99.1

SERES THERAPEUTICS REPORTS FIRST QUARTER 2026 FINANCIAL RESULTS AND

PROVIDES BUSINESS UPDATES

Clinical readout from investigator-sponsored SER-155 study in immune checkpoint inhibitor-related enterocolitis expected in the coming weeks

Seres maintains operational focus on advancing live biotherapeutic programs in inflammatory and immune diseases

Company pursuing partnerships and other sources of capital to support continued development of pipeline programs including SER-155 in allo-HSCT

CAMBRIDGE, Mass.- May 5, 2026 —Seres Therapeutics, Inc. (Nasdaq: MCRB), (Seres or the Company), a leading live biotherapeutics company, today reported first quarter 2026 financial results and provided business updates.

“We are approaching an important clinical milestone with the expected readout in the coming weeks from the investigator-sponsored study at Memorial Sloan Kettering Cancer Center, an institution with whom we’ve collaborated for over a decade, evaluating SER-155 in immune checkpoint inhibitor-related enterocolitis (irEC),” said Richard Kender, Executive Chair and interim Chief Executive Officer of Seres. “irEC is a serious condition which represents a meaningful therapeutic and commercial opportunity, and with positive data we will evaluate potential development pathways and adjacent expansion opportunities. In parallel, we are advancing our inflammatory and immunology portfolio, including SER-603 for inflammatory bowel disease, with IND-enabling work progressing. We have achieved Phase 2 readiness for SER-155 for the prevention of bloodstream infections in patients undergoing allo-HSCT for the treatment of blood cancer and are seeking funding to commence the study. We are continuing disciplined capital allocation while actively pursuing partnerships and other financing sources to support Seres’ pipeline advancement and long-term value creation.”

Recent Highlights

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As highlighted in recent press releases from February and March, Seres is prioritizing its emerging live biotherapeutic programs in inflammatory & immune (I&I) diseases, including SER-155 for immune checkpoint-related enterocolitis (irEC) and SER-603 for inflammatory bowel disease (IBD).

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Seres is collaborating with Memorial Sloan Kettering Cancer Center on an investigator-sponsored trial evaluating SER-155 in participants with irEC. irEC is among the most frequent and severe immune-related adverse events (irAEs) in recipients of immune checkpoint-inhibitor therapy and can be observed in up to 50% of patients, with rates varying based on cancer drug and treatment regimen. Study enrollment is complete, with 15 patients enrolled, and clinical data are expected in the coming weeks. Positive data from this IST could further inform the expansion of indications well-suited to Seres’ live biotherapeutic approach.

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The Company continues to advance its preclinical stage live biotherapeutic product candidates, including SER-603. The Company is conducting IND-enabling activities for SER-603 and is engaging potential collaborators to support the clinical advancement of this program as a mono and/or combination therapy for IBD.

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In May, Seres presented new preclinical data supporting the design and potential of SER-603 at Digestive Disease Week (DDW). The Company’s poster, titled “The Rational Design of SER-603: A Next Generation Cultivated Microbial Consortia to Treat IBD,” which was selected as a DDW ‘Poster of Distinction,’ highlights Seres’ integrated approach to the design of microbiome therapeutics, combining rational strain selection and a novel biomarker-driven patient stratification.

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In May, Seres’ management will be attending Memorial Sloan Kettering’s (MSK) Innovation with Lasting Impact Summit which this year focuses on “Drug Discovery & Development and MSK” and will be presenting, along with Dr. Jonathan (Tsoni) Peled an oncologist at MSK specializing in bone marrow transplantation for blood cancers, on Seres’ decade-long research and clinical development collaboration with MSK.

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SER-155 is Phase 2 ready for the prevention of serious bloodstream infections in patients undergoing allogeneic hematopoietic stem cell transplants (allo-HSCT) for the treatment of blood cancer, and efforts to secure funding to advance clinical development for this program continue.

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Supported by a grant from CARB-X (Combating Antibiotic-Resistant Bacteria Biopharmaceutical Accelerator), a global nonprofit partnership accelerating the development of new antibacterial products to address drug-resistant bacteria, Seres is progressing development of an oral liquid formulation based on SER-155 strains, referred to as SER-428, for dosing in patients who cannot take oral capsules such as intubated patients in the medical ICU, and other medically vulnerable patients at high risk of AMR infections. Seres has advanced manufacturing of SER-428 and is designing a Phase 1b open label trial, in collaboration with Dr. Dan Freedberg at Columbia University, to evaluate this therapeutic candidate in medical ICU patients at high risk of infection.

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The Company attended the ESCMID Global Conference in April and presented a poster highlighting biomarker and clinical pharmacology data from the Company’s SER-155 Phase 1b study in allo-HSCT. Data showed that administration of SER-155 induced a significant and durable shift in gastrointestinal (GI) microbiome composition relative to placebo, characterized by high relative abundance of SER-155 species. This shift is associated with improved GI epithelial barrier integrity that could reduce the likelihood of bacterial translocation from the GI to the bloodstream. These pharmacology results are consistent with the intended SER-155 mechanisms of action as well as the observation of significantly lower bloodstream infection incidence (77% relative risk reduction) post allo-HSCT in SER-155-administered participants in Seres’ Phase 1b study.

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In January, the Company announced the publication of manuscripts in Nature Medicine and the Journal of Infectious Diseases, highlighting new insights into the functional mechanism and clinical impact of VOWST™, which was developed by Seres and sold to Nestlé Health Science (Nestlé) in 2024. These publications further inform the continued development of Seres’ next-generation live biotherapeutics pipeline.

Financial Results

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Net loss was $19.9 million for the first quarter of 2026, compared to net income of $32.7 million for the same period in 2025. Contributing to the net income in the first quarter of 2025 was a $50 million installment payment received from Nestlé, related to certain transition services following the sale of VOWST and $6.3 million in reimbursements from Nestlé for the costs of those services. Operating expenses were approximately $6 million lower in the first quarter of 2026 compared to the first quarter of 2025.

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Research and development expenses were $13.2 million for the first quarter of 2026, compared with $11.8 million for the same period in 2025, primarily due to higher facilities and manufacturing-related costs that in 2025 were partially reimbursed by Nestlé under the transition services agreement (TSA), partially offset by lower personnel-related expenses.

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General and administrative expenses were $8.1 million for the first quarter of 2026, compared with $11.9 million for the same period in 2025, reflecting lower personnel and professional services costs, and a reduction in IT costs, including those related to services provided under the TSA.

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There were no manufacturing services expenses in the first quarter of 2026, compared with $3.5 million in the first quarter of 2025, as the Company completed such services, provided under the TSA, at the end of 2025.

Cash and Cash Runway

As of March 31, 2026, Seres had $29.8 million in cash and cash equivalents. Based on Seres’ current cash position and operating plans, the Company expects to fund operations through the third quarter of 2026. The Company continues to evaluate opportunities to extend its cash runway.

About Seres Therapeutics

Seres Therapeutics, Inc. (Nasdaq: MCRB) is a clinical-stage biotechnology company developing novel live biotherapeutics, with a focus on inflammatory and immune diseases. The Company led the development and FDA approval of VOWST™, the first orally administered microbiome therapeutic, which was subsequently divested to Nestlé Health Science. SER-155, which has received Breakthrough Therapy and Fast Track designations, is being advanced for patients undergoing allogeneic hematopoietic stem cell transplant, and is Phase 2 ready, pending receipt of funding. An investigator-sponsored trial of SER-155 is ongoing in immune checkpoint inhibitor–related enterocolitis to further evaluate the potential breadth of the Company’s live biotherapeutic platform. SER-603, in development for inflammatory bowel disease, is designed to modulate the gastrointestinal microbiome and support mucosal barrier integrity by targeting inflammatory bacteria and associated metabolites. For more information, please visit www.serestherapeutics.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including statements about: the design, timing and results of our preclinical and clinical studies and data readouts; current or future product candidates and their potential impacts and outcomes; clinical development plans and commercial opportunities; communications with, feedback from, or submissions to the FDA; operating plans; cost reduction actions and their anticipated benefits; our cash runway; our ability to secure a strategic, R&D, or other partnership and other funding sources; the advancement of IND-enabling activities; CARB-X funding and its intended uses and benefits and the potential accessibility for patients; our ability to operationalize a study upon receipt of any funding; our planned strategic focus; the anticipated timing of any of the foregoing; and other statements that are not historical fact.

These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: (1) our need for additional funding; (2) our ability to continue as a going concern; (3) we have incurred significant losses, are not currently profitable and may never become profitable; (4) our cost reduction actions may not achieve their intended benefits, including an extended cash runway; (5) our limited operating history; (6) the expected payments from the VOWST sale are subject to risks and uncertainties; (7) we may not be able to realize the anticipated benefits of the VOWST sale, and may face new challenges as a smaller, less diversified company; (8) we have in the past and may in the future receive notice of the failure to satisfy a continued listing rule from The Nasdaq Stock Market LLC; (9) our novel approach to therapeutic intervention; (10) our reliance on third parties to conduct our clinical trials and manufacture our product candidates; (11) our ability to achieve market acceptance necessary for commercial success; (12) the competition we will face; (13) our ability to protect our intellectual property; (14) impact of our recent management transitions and appointments and our ability~~,~~ to retain key personnel; and (15) disruptions at the FDA or other government agencies. These and other important factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 filed with the Securities and Exchange Commission (SEC) on March12, 2026, as well as our other reports filed with the SEC, could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change except as required by law. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

SERES THERAPEUTICS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands, except share and per share data)

	March 31, 2026	December 31, 2025
Assets
Current assets:
Cash and cash equivalents	$29,834	$45,766
Accounts receivable due from SPN - related party	—	360
Accounts receivable	233	157
Prepaid expenses and other current assets	1,770	3,093

Total current assets	31,837	49,376
Property and equipment, net	6,854	7,635
Operating lease assets	70,228	72,483
Restricted cash	8,668	8,668
Other non-current assets	31	31

Total assets	$117,618	$138,193

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,338	$1,682
Accrued expenses and other current liabilities	2,863	3,972
Accrued liabilities due to SPN - related party	3,278	3,278
Operating lease liabilities	10,865	10,390

Total current liabilities	19,344	19,322
Operating lease liabilities, net of current portion	69,634	72,576
Other long-term liabilities	2,141	2,077

Total liabilities	91,119	93,975

Commitments and contingencies (Note 9)
Stockholders’ equity (deficit):
Preferred stock, $0.001 par value; 10,000,000 shares authorized at March 31, 2026 and December 31, 2025; no shares issued and outstanding at March 31, 2026 and December 31, 2025	—	—
Common stock, $0.001 par value; 360,000,000 shares authorized at March 31, 2026 and December 31, 2025; 9,592,326 and 9,556,466 shares issued and outstanding at March 31, 2026 and December 31, 2025, respectively	10	10
Additional paid-in capital	1,018,805	1,016,611
Accumulated deficit	(992,316)	(972,403)

Total stockholders’ equity	26,499	44,218

Total liabilities and stockholders’ equity	$117,618	$138,193

SERES THERAPEUTICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS) INCOME

(unaudited, in thousands, except share and per share data)

	Three Months Ended March 31,
	2026	2025
Revenue:
Grant revenue	358	—

Total revenue	358	—
Operating expenses:
Research and development expenses	13,195	11,821
General and administrative expenses	8,070	11,888
Manufacturing services	—	3,527

Total operating expenses	21,265	27,236

Loss from operations	(20,907)	(27,236)

Other income (expense):
Gain on sale of VOWST Business	—	52,181
Interest income	325	618
Other income (expense) (1)	669	7,119

Total other income (expense), net	994	59,918

Net (loss) income and comprehensive (loss) income	$(19,913)	$32,682

Net (loss) income per share attributable to common stockholders - basic	$(2.08)	$3.76
Net (loss) income per share attributable to common stockholders - diluted	$(2.08)	$3.75

Weighted average common shares outstanding - basic	9,582,533	8,703,221
Weighted average common shares outstanding - diluted	9,582,533	8,714,701

[1]	Includes $0 and $6,309 for the three months ended March 31, 2026 and 2025 related to reimbursement received from SPN (related party) for transition services provided by the Company.

Investor and Media Contact:

IR@serestherapeutics.com

Carlo Tanzi, Ph.D.

Kendall Investor Relations

ctanzi@kendallir.com